Exhibit 99.1

FINAL FOR RELEASE

Sources: Advanced Technology Systems, Inc., Federal Services Acquisition Corporation

Advanced Technology Systems Awarded $2.4 Million Contract to Support
the FBI’s Strategic Information Operations Center

MCLEAN, Va. — June 5, 2006 — Advanced Technology Systems, Inc., a leading IT company that delivers innovative technology solutions to a number of federal, state, and local government organizations, today announced that it has been awarded a $2.4 million contract from the Federal Bureau of Investigation (FBI) to continue providing information systems support at the agency’s Strategic Information and Operations Center (SIOC) in Washington, D.C. Under this contract, Advanced Technology Systems will manage information technology efforts including server administration, e-mail administration, and application development and maintenance for the next three years.

“We are excited for the opportunity to continue our mission-critical efforts at the FBI’s SIOC and assist in providing security for our homeland,” said Leon Perry, Chief Operating Officer at Advanced Technology Systems. “For the past eight years, our team of dedicated employees has provided innovative technical support to the SIOC during periods of national crisis. We are committed to maintaining this high level of service as we move closer toward celebrating a successful decade long relationship with the FBI.”

The FBI’s SIOC is a 40,000 square foot crisis management and information processing center, staffed 24 hours per day, 365 days per year, to provide oversight of all major crisis and emergency operations in the United States. A valuable force in protecting our nation, the SIOC is designed to monitor, coordinate, and control multiple FBI operations conducted at various national security classification levels simultaneously. As the nerve center for the US’s national investigations, the SIOC also works around the clock to process and share tips submitted through the FBI web site, helping to prevent potential crises, cyber attacks, global crimes, and terrorist acts.

In 1998, Advanced Technology Systems designed and deployed both the classified and unclassified information systems supporting the newly built SIOC. At the successful completion of this initial contract, Advanced Technology Systems won a contract to provide follow-on support of those systems. Since our initial contract, Advanced Technology Systems employees have provided information systems engineering support at the SIOC during events such as the U.S. embassy bombings in Kenya and Tanzania in 1998, criminal investigations in Kosovo in 1999, the Y2K Rollover from 1999 to 2000, and the terrorist attacks on September 11, 2001.

On April 20, 2006, Advanced Technology Systems, Inc. (“ATS”) announced that it had signed a definitive stock purchase agreement with Federal Services pursuant to which Federal Services will purchase all of the outstanding capital stock of ATS for $84 million in cash and $1 million in stock at closing, and up to an additional $39 million in contingent payments.

ABOUT ATS

Advanced Technology Systems is an information technology company that delivers solutions to help our customers meet their most pressing challenges. Working in partnership with the Department of Defense (DoD), civilian agencies, and public safety and national security customers, as well as other federal, state, and local government organizations, the Company develops innovative technology solutions that support its customers’ missions, goals, and objectives. ATS’s proven capabilities include systems integration, infrastructure management, business process improvement, wireless services, and specialized functional expertise. For more information about Advanced Technology Systems and its ingenuity at work, visit www.atsva.com.

ABOUT FEDERAL SERVICES

Federal Services is a blank check company that was formed to acquire an operating business in the federal services and defense industries. Federal Services consummated its initial public offering on October 25, 2005, receiving net proceeds of approximately $119 million through the sale of 21,000,000 units of its securities at $6.00 per unit. The Company has filed its preliminary proxy statement with the SEC, which provides additional information about the proposed acquisition.

The preliminary proxy statement and, when available, the definitive proxy statement, is available without charge at the U.S. Securities and Exchange Commission’s Internet site (http://www.sec.gov). The definitive proxy statement, when available, may also be obtained from Federal Services without charge by directing a request to Federal Services Acquisition Corporation, 900 Third Avenue, 33rd Floor, New York, New York 10022-4775. Stockholders are urged to read the preliminary proxy statement and, when available, the definitive proxy statement, as they contain important information about the proposed acquisition. Federal Services and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition of ATS. Information regarding Federal Services’ directors and executive officers is available in its Form 10-K for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statements.

Additional information about Federal Services may be found at http://www.fedsac.com

ATS Company Contact:
Kristin Janger
ATS Corporate Communications
(281) 373-4566
kjanger@atsva.com

Federal Services Company Contact:
Joel R. Jacks
Chairman and Chief Executive Officer
Federal Services Acquisition Corporation
(646) 403-9765

Federal Services Investor Relations Contact:
Alan Katz

Investor Relations
CJP Communications for Federal Services Acquisition Corporation
(212) 279-3115 ext. 211
alan@cjpcom.com